EXHIBIT 10.3

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

WHEREAS, Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the "Company"), Flagstar Bank, FSB a federally chartered savings bank and wholly-owned subsidiary of the Company (the "Bank" and, together with the Company, "Flagstar"), and Lee M. Smith (the "Executive") entered into an Employment Agreement, dated May 16, 2013 (the "Agreement"), which was subsequently amended effective March 2, 2015;

WHEREAS, Section 3.01 of the Agreement provides that the Agreement may be amended by written agreement signed by Flagstar and the Executive; and

WHEREAS, Flagstar and the Executive have agreed to amend the Agreement to restate certain provisions of the Agreement.

NOW THEREFORE, in consideration the Executive’s continued employment with the Bank and for other good and valuable consideration, the receipt of which is hereby acknowledged, effective as of October 22, 2015 (the "Effective Date"), Section 1.05 of the Agreement is amended in its entirety to read as follows:

1.05    Compensation.

(a)
Base Salary. During the portion of the Term commencing on February 28, 2015, the Bank shall pay to Executive a gross annualized base salary of $750,000 (the "Base Salary"), payable monthly or more frequently in accordance with the Bank’s payroll policy for its other executives. During the Term, the Base Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, subject to regulatory review, as applicable and, if increased, such increased amount shall become the Base Salary for purposes of this Agreement.

(b)
Annual Incentive Awards. During the portion of the Term commencing with the Company’s 2015 fiscal year, Executive shall be eligible to receive annual incentive awards ("Annual Incentives") with a target level of 70% of Base Salary based upon performance targets for the Bank’s holding company’s fiscal year, payable in cash as soon as practicable following the conclusion of that fiscal year, in accordance with the terms and conditions of the Company’s annual incentive program(s) as adopted from time to time by the Compensation Committee of the Board (the "Committee"); provided that the Annual Incentive payout in 2016 for the Bank’s holding company’s performance in the 2015 fiscal year shall be pro-rated based upon the number of days from March 1, 2015 until December 31, 2015.

(c)Equity-Based Awards.

(1)
LTIP. During the portion of the Term commencing with the Company’s 2015 fiscal year, Executive shall be eligible to receive an annual long-term equity-based award ("LTIP") with a target level of 70% of Base Salary. The forms, vesting schedules

(including any performance goals) and other terms and conditions of the LTIP shall be determined by the Committee in accordance with the applicable long-term incentive program, as in effect from time to time, and shall further be subject to the terms and conditions of the award agreements evidencing the LTIP awards. Equity-based awards made in connection with the LTIP shall be granted under the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan or any successor plan thereto.

(2)
ExLTIP. Executive has been granted a one-time, long-term equity-based incentive award ("ExLTIP"). The ExLTIP award, granted as of the date hereof, consists of 264,884 Restricted Stock Units ("RSUs") that vest upon the achievement of a specified performance goal. If the performance goal is attained, the RSUs shall be paid out in five installments, subject to a quality review prior to each payment with respect to a portion of the RSUs. The forms, vesting, payout schedule (including the performance goal) and other terms and conditions of the ExLTIP are subject to the terms and conditions of the award agreement evidencing the ExLTIP award (a copy of which is attached hereto), and are further governed by the terms, and subject to shareholder approval, of the 2016 Stock and Incentive Plan and the authorized shares thereunder (the "Plan"). If the Plan is not approved at the 2016 annual meeting of shareholders, this provision and the ExLTIP award (if made prior to such meeting) shall be null and void; provided, however, that the Company shall use its reasonable best efforts to cause the Plan to be approved.

(d)
Business Expenses. The Bank shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of Flagstar’s business, subject to Executive’s providing reasonable substantiation of such expenses to Flagstar in accordance with the Bank’s policies. .

(e)
Legal Expenses. The Bank shall pay the reasonable legal fees and expenses incurred by Executive in negotiating this Agreement and any amendment hereto; provided that the Executive submits a written request for such payment with reasonably detailed supporting documentation to the Bank’s Human Resources Department no later than sixty (60) days after the Effective Date and the effective date of any amendment. The Bank shall make the payment required by the immediately preceding sentence within thirty (30) days after the Executive’s submits such written request.

Except as set forth above, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF Flagstar and the Executive have caused this amendment to be executed by its duly authorized officers as of the Effective Date.

FLAGSTAR BANK, FSB

By:    _______________________________
Name:
Title

FLAGSTAR BANCORP, INC.

By:    _______________________________
Name:
Title

EXECUTIVE:

___________________________________
Lee M. Smith